Exhibit 4.5
EMPLOYMENT AGREEMENT made June 21, 2006
PARTIES
NOVOGEN LABORATORIES PTY LTD ACN 002 489 947 of
140 Wicks Road, North Ryde 2113, New South Wales (“Company”)
AND
MR BRYAN MARK PALMER
of 85 Kameruka Road, Northbridge, NSW 2063 (“Employee”)
INTRODUCTION
A.	The Company carries on the Business.

B.	The Company wishes to employ the Employee to provide the Services.

C.	The parties have agreed to the employment of the Employee in accordance with the provisions of this Agreement and with the intention that this Agreement will supersede any written or oral agreement between the parties or between the Employee and any other member of Novogen Group.
IT IS AGREED
1. Definitions and Interpretations
1.1	In this Agreement, unless the context otherwise requires:
(1)	“Agreement” means this employment agreement and any variation amendment or replacement of it;

(2)	“Business” means the business carried on by the Company and the members of the Novogen Group;

(3)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(4)	“Commencement Date” means the date set out in Item 1 of the Schedule;

(5)	“Company” means Novogen Laboratories Pty Limited ACN 002 489 947 and includes the successors and assigns of that company;

(6)	“Confidential Information” means all information concerning the Business, the business methods of the Company and any member of the Novogen Group, their technologies, pricing policies, marketing strategies, Intellectual Property and any other information relating to the affairs of the Company or the Novogen Group, but does not include:
(a) information which was in the public domain before it was given to or accessed by the Employee; or
(b) information which, after being given to or accessed by the Employee, became part of the public domain other than as a result of a breach by the Employee of any obligation of confidence to the Company or the Novogen Group;

(7)	“Design” has the same meaning as in the Designs Act 2003 (Cth);

(8)	“Intellectual Property” means all industrial and intellectual property rights throughout the world, including trade marks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how (including extraction and manufacturing know-how), secret information and other rights in industrial or intellectual property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them;

(9)	“Inventions” means all inventions, discoveries and novel designs, whether or not registrable as designs under the Designs Act 2003 (Cth) or patents under the Patents Act 1990 (Cth), or any corresponding law in any other country, including any inventions, developments, improvements or modifications to compounds, equipment, technology, methods or techniques;

(10)	“Novogen Group” means the Company and each of Novogen Research Pty Limited ACN 060 202 931, Novogen Limited ACN 063 259 754 and any Related Body Corporate of any of them from time to time;

(11)	“Patents” has the same meaning as in the Patents Act 1990 (Cth);

(12)	“Related Body Corporate” in relation to a body corporate means a body corporate that is related to the first mentioned body by virtue of section 50 of the Corporations Act;

(13)	“Remuneration” means the amount determined under clause 14;

(14)	“Restraint Period” means the period described in Item 10 of the Schedule;

(15)	“Services” means the services described in clause 4 to be provided in accordance with this Agreement; and

(16)	“Works” means all works and other subject matter as defined in the Copyright Act 1968 (Cth), and any other thing in which copyright subsists.
1.2 Interpretation
(1)	Reference to:
(a)	one gender includes the other genders;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a party includes the party’s executors, administrators, successors and permitted assigns; and

(e)	a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:
(i)	that Statutory Provision as amended or re-enacted from time to time; and

(ii)	a statute, regulation or provision enacted in replacement of that Statutory Provision.

(2)	All monetary amounts are in Australian dollars, unless otherwise stated.

(3)	Headings are for convenience only and do not affect the interpretation, or form part, of this Agreement.

(4)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(5)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.
2. Employment
2.1	The Company employs the Employee to provide the Services to the Company upon and subject to the terms and conditions of this Agreement and the Employee accepts such employment.

2.2	The position in which the Employee is employed by the Company as and from the Commencement Date is as set out in Item 4 of the Schedule.

2.3	The Employee shall as at the Commencement Date be located at the office of the Company set out in Item 5 of the Schedule.
3. Term
3.1	The Company employs the Employee to provide the Services to the Company for the period set out in Item 2 of the Schedule (“Initial Term”) unless such employment is terminated earlier in accordance with clause 18 of this Agreement.

3.2	On expiry of the Initial Term, the employment will continue until terminated by either party giving the period of notice set out in Item 3 of the Schedule, or, in the case of termination by the Company, by the making of a payment in lieu of the period of notice set out in Item 3 of the Schedule.
4. Services
4.1	The Employee will perform all the functions of a person in the position set out in Item 4 of the Schedule or such other services as may be determined by the Company from time to time.

4.2	The Employee must carry out his employment in the capacity referred to in clause 4.1 or as amended by the Company in such manner and at such time as the Company may from time to time reasonably determine.
5. General Duties and Obligations
5.1	Without limiting any other provision of this Agreement the Employee must at all times during his employment hereunder:
(1)	be just and faithful in all transactions relating to the Company and the Novogen Group and must show the utmost good faith in the business of the Company and the Novogen Group;

(2)	give to the Company a just and faithful account of such transaction and also upon every reasonable request furnish a full and correct explanation thereof to the Company;

(3)	divulge to the Company all information or knowledge which he may possess in relation to the affairs, business and activities of the Company;

(4)	use his best skill and endeavour to promote the interest and welfare of the Company and the Novogen Group and carry out the same for the utmost benefit of the Company and the Novogen Group and diligently and faithfully apply himself to the affairs, business and activities of the Company; and

(5)	not at any time intentionally do anything which directly or indirectly may impair or be likely to impair the good name and reputation of the Company or the Novogen Group.
5.2	The Employee must carry out his employment and must conduct himself at all times in a professional manner.
6. Compliance with Directions
6.1	The Employee must at all times during his employment hereunder obey, comply with and carry out the proper and reasonable directions, orders and instructions of and shall be directly responsible and answerable to the Individual or Group identified in Item 11 of the Schedule or as amended by the Company from time to time under clause 4.
7. Time Devoted to Employment
7.1	The Employee must at all times during his employment hereunder devote the whole of his attention and abilities to the business and activities of the Company and in the performance of his responsibilities and duties under this Agreement.

7.2	Without the prior written consent of the Company, the Employee must not be a director of any body corporate which carries on or is concerned with any activity identical to or substantially similar to that of the Novogen Group or where being a director may directly or indirectly affect the Business of the Novogen Group.

7.3	Nothing contained in this clause 7 prohibits the Employee from making any purchase or sale of stocks, securities, real estate or personal property (tangible or intangible) for purposes of investment or from making any other private investment other than as may be prohibited by clause 17 or one which is, in the opinion of the Company, reasonably held, detrimental to the interest of the Novogen Group.
8. Duty to Act within Limits
The Employee must not without the prior written consent of the Company:
(1)	employ any of the money, goods or effects of the Company or any member of Novogen Group or pledge the credit thereof except in the ordinary course of business and upon the account of and or the benefit of the Company or member of the Novogen Group;

(2)	lend money or give credit on behalf of the Company or any member of the Novogen Group or have any dealings with any person whom the Company has previously in writing forbidden the Employee to deal with or trust;

(3)	give any guarantee, undertaking or indemnity or enter into any bond with or become bail, surety or surety for any person or do or knowingly cause or suffer to be done anything whereby the property of the Company or any member of the Novogen Group or any part thereof may be seized, attached or taken in execution; or

(4)	enter into any leasing, hiring, hire-purchase, rental or financing arrangements or transactions with respect to assets or property acquired or to be acquired by the Company or any member of the Novogen Group.
9. Indemnity by Employee.
9.1	Unless otherwise resolved by the Board of Directors of the Company, the Employee covenants that at all times during his engagement hereunder and thereafter indemnify and keep indemnified the Company or member of the Novogen Group, as the case may be, in respect of any loss or damage or actions, proceedings costs, claims, demands or judgements it may incur or suffer by reason of any breach by the Employee of any of the provisions of clause 8. This indemnity is in addition to and not in substitution for any other right or remedy available to the Company in the event of such breach.
10. Indemnity by Company
10.1	Subject to the Corporations Act and the Constitution of the Company, the Company agrees to indemnify and keep indemnified the Employee and his executors, administrators and legal personal representatives against any loss, costs, damages, judgments or liability suffered or incurred by the Employee in respect of any act, neglect, default or error or judgement in the course of his employment and for which the Company would be vicariously liable other than any wilful or gross neglect, default or breach of duty or breach of trust.

10.2	Without limiting clause 10.1 :
(1)	the Employee may be indemnified by the Company where the Board of Directors of the Company considers it appropriate, against any liability incurred by the Employee in the connection with the performance by him of his position with the Company, unless the liability arises out of conduct involving lack of good faith;

(2)	the Employee shall be indemnified by the Company against any liability incurred by him in defending any proceedings in connection with the performance by him of his position with the Company whether civil or criminal in which judgment is given in his favour or in which the Employee is acquitted or in connection with any application in relation to any proceedings in which relief under the Corporations Act is granted to him by the court;

(3)	to the extent permissible by law, the Company may, pay a premium in respect of a contract insuring the Employee against a liability incurred by the Employee in connection with the performance by him of his position with the Company except for a liability arising out of conduct involving a wilful breach of duty in relation to the Company..
11. Annual Leave
11.1	During the course of his employment hereunder the Employee is entitled to paid annual leave of 20 working days for every period of 12 months of service as from the Commencement Date.

11.2	The days of annual leave referred to in clause 11.1 are in addition to any day which is proclaimed to be a public holiday in the place in which the Employee is at the relevant time located.

11.3	The entitlement to annual leave is deemed to arise pro rata.

11.4	Any annual leave entitlement must be taken by the Employee at such time or times as is mutually convenient to the Employee and the Company.

11.5	Any annual leave entitlement not taken may be added to and taken with any further annual leave entitlement.
12. Sick Leave
12.1	The Employee is entitled to be paid sick leave of 11 working days for every 12 months of service.

12.2	Any sick leave entitlement not taken in any year may be taken by the Employee in another year provided that any accumulated sick leave entitlement which immediately prior to the termination of the employment of the Employee hereunder has not been taken shall be forfeited on termination.
13. Long Service Leave
13.1	The Employee is entitled to long service leave under the Long Service Leave Act of the State or Territory in which the Employee is located.
14. Remuneration
14.1	In consideration of the provision by the Employee of his services to the Company hereunder, the Company shall pay the Employee Remuneration, the amount of which and the rate of payment of which shall be, if not otherwise determined under this clause 14:
(a)	a base salary;

(b)	a superannuation contribution which, as a minimum, is the amount the Company must contribute on behalf of the Employee to avoid being liable for the superannuation guarantee charge under superannuation guarantee legislation;

(c)	motor vehicles;

(d)	other allowances; and

(e)	otherwise,
as may be determined from time to time.

14.2	Notwithstanding the provision of clause 14.1 the Employee, as and from the Commencement Date, shall receive from the Company such remuneration salary as is set out in Item 9 of the Schedule.

14.4	The Remuneration is designed to compensate the Employee for all hours worked and the Employee is not entitled to any payment of overtime rates during the term of his employment hereunder.
15. Directorships
15.1	It is acknowledged by the employee that the Company and any other member of the Novogen Group may require the Employee to serve as a director on the Board of any member to the Novogen Group.

15.2	It is further acknowledged that the Employee shall serve as a director of another member of the Novogen Group as the nominee of the Company, and that the Employee must retire as a director from any such Board forthwith upon his being requested to do so by the Company.

15.3	In the event of the Employee ceasing to be an employee of the Company or member of the Novogen Group, he is deemed to have automatically retired from and vacated his office as a member of the Board of each member of the Novogen Group and the Employee gives an irrevocable authority to the Managing Director or other appointee of the Board to do all things and execute all documents necessary on behalf of the Employee to give effect to the resignations.

16. Confidentiality
16.1	Without limiting or derogating from in any way any rule of law or equity the Employee covenants with the Company that he shall not at any time without the prior written consent of the Company publish or divulge any Confidential Information to any person unless such publication or disclosure is made in the normal course of his employment or with the prior written consent of the Company.

16.2	The provisions of this clause 16 do not prejudice any other express or implied obligation on the part of the Employee to maintain confidentiality.

16.3	Without limiting the extent of clauses 16.1 or 16.2 Confidential Information may include information disclosed to the Company or the Employee by any existing or potential customer, supplier, contractor, agent, licensee or licensor of the Company or the Novogen Group.

16.4	The Employee will at the request of the Company sign a confidentiality agreement containing provisions similar to the provisions in this clause 16 in favour of any member of the Novogen Group or any of the persons referred to in clause 16.3.

16.5	This clause 16 survives termination of this Agreement with respect to any information until such information is no longer Confidential Information.
17. Restraint on Competition
17.1	The Employee covenants and agrees with the Company that without derogating from or limiting the effect of clause 7 he shall not either alone or jointly or in partnership or by way of a joint venture or otherwise with or as a shareholder, servant, agent, consultant, adviser, officer or contractor of any other person or persons, other than as an employee of the Company or a member of the Novogen Group, either directly or indirectly carry on or manage or be concerned or interested in or assist any other person or persons to carry on or be concerned or to obtain any interest in any industry or business engaged in the research, development, manufacture, extraction, processing, marketing, distribution or sale of any veterinary or human pharmaceutics or therapeutics or any business or industry identical to or substantially similar to the Business of the Company, or any of the members of the Novogen Group in any State or Territory of Australia or any other place in the world at any time during the course of his employment hereunder.

17.2	Notwithstanding the provisions of clause 17.1 the Company agrees with the Employee that the Employee may hold shares in a public company the shares of which are quoted on any share or stock exchange in the world.

17.3	The Employee convenants and agrees with the Company that he will not during the period set out in item 10 of the Schedule as from the date upon which this Agreement is terminated either directly or indirectly on his own account or for or with any other person or persons, solicit, interfere with or endeavour to entice away from the Company, or any of the members of the Novogen Group any person who, during the employment of the Employee with the Company or any member of the Novogen Group was a customer, supplier, contractor, agent, licensee or licensor or to the knowledge of the Employee was a person with whom any of the aforesaid was negotiating with a view to that person becoming a customer, supplier, contractor, agent, licensee or licensor of any of the aforesaid.

17.4	It is expressly acknowledged and agreed that the provision of clauses 17.1 and 17.3 are necessary in order to protect the interests of the Company, the Novogen Group and of the Business and the confidentiality of the knowledge of the Employee as to the affairs, business and activities of the Company and the Novogen Group.

17.5	It is expressly acknowledged and agreed by the Employee that the provisions of clause 17.1 and 17.3 are reasonable particularly in light of the provisions of clause 17.4 and in so far as the provisions of clause 17.1 relate to any activities, state or territory the restraint is distinct and severable from any other activity, state or territory and the invalidity of the restraint in respect of one or more of such activities, states or territories shall not affect its validity in respect of any of the other such activities, states or territories.

17.6	Nothing in clauses 17.1, 17.3, or 17.4 shall be construed as limiting or fettering the right of any court of competent jurisdiction upon the application of any party in appropriate proceedings from imposing upon the Employee a lesser restraint in circumstances where the restraint sought to be imposed in clauses 17.1 or 17.3 is, in the opinion of such court, excessive or unreasonable in the circumstances.
18. Termination of Employment
Termination at any time
18.1	This Agreement is terminated immediately on the death or Total or Permanent Disability of the Employee. For the purpose of this Agreement “Total or Permanent Disability” includes the Employee being absent from his employment by reason of sickness, ill health or other incapacity or disability for a period of more than 3 months in excess of accrued sick leave in any period of 12 consecutive months.

18.2	At any time, this Agreement may be terminated forthwith by the Company in the event that the Employee:
(1)	is guilty of any criminal or indictable offence or of any dishonesty, whether in relation to the affairs of the Company or any of the members of the Novogen Group or not; or

(2)	is guilty of any serious breach of faith, or serious neglect or default or wilful disregard of directions or serious professional misconduct or gross misconduct; or

(3)	is in serious and fundamental breach of this Agreement and persists in such breach after being previously directed in writing by the Company to remedy such breach and fails to do so within 14 days of the giving of such direction, which direction shall specifically draw the attention of the Employee to this clause 18.2 (3); or

(4)	if and for so long as he is a member of any board of directors of any body corporate has his office vacated under the Corporations Act; or

(5)	a person whose person or estate is being dealt with under the law relating to mental health; or

(6)	ceases to be registered or has his registration suspended for any reason whatsoever under the provision of any legislation for the time being in force dealing with the registration of persons providing services of the nature of those provided by the Employee to the Company and which registration is required for the provision by the Employee of those services.
Termination during Initial Term
18.3	Except as provided in clauses 18.1 and 18.2, the Company may only terminate the employment during the Initial Term by the Company making a payment equivalent to the Employee’s Remuneration for the unexpired portion of the Initial Term.

Termination after Initial Term
18.4	After expiry of the Initial Term, the Company may terminate the employment in accordance with clause 3.2.

18.5	After expiry of the Initial Term, the Employee may terminate the employment by resignation in accordance with clause 3.2. If the Employee resigns pursuant to clause 3.2, the Company may choose:
(a)	to retain the services of the Employee during the notice period; or

(b)	not to retain the services of the Employee for some or all of the notice period, and make a payment in lieu of notice for the part of the notice period for which the Employee is not retained.
18.6	A payment in lieu of notice made under clause 18.4 or 18.5, will be calculated on the basis of the Employee’s Remuneration, and constitutes satisfaction of the Company’s obligations to employ the Employee during the notice period.

18.7	For all or part of the Employee’s notice period under clauses 18.4 or 18.5, the Company may direct the Employee:
(a)	not to attend for work at the Company’s premises;

(b)	to attend for work at a different location to the Employee’s usual work location;

(c)	to perform no work; or

(d)	to perform designated duties which are within the Employee’s skill and competence, whether or not these duties form part of the Employee’s usual role;
     and all the Employee’s obligations under this Agreement will continue to apply during the notice period.
Termination Payments
18.8	Subject to clause 18.9, on termination by the Company under clauses 18.3 or 18.4, in addition to any amount payable under those clauses by way of Remuneration or pay in lieu of notice, the Company will pay to the Employee a termination payment equal to 18 months’ Remuneration.

18.9	The total amount payable under clauses 18.3, 18.4 and 18.8 will be:
(a)	a minimum of 18 months’ Remuneration

(b)	a maximum of 3 years’ Remuneration.
19. Compliance with Obligations on Termination
19.1	Termination of this Agreement for any reasons whatsoever does not relieve the Company from payment in full of all sums then owing by the Company to the Employee by way of remuneration accrued to the date of termination.

19.2	Termination of this Agreement for any reason whatsoever shall not relieve the Employee from payment in full of all sums then owing to the Company or which may become owing in respect of any period prior to termination and shall be without prejudice to the rights of the Company to sue for antecedent breach by the Employee of the terms and conditions of this Agreement.
20. No Claim for Compensation on Termination
20.1	In the event that this Agreement is terminated, the Employee has no claim against the Company for compensation, damages or otherwise for or in respect of or by a reason of such termination except as set out in this Agreement.
21. Duty to Deliver Up
21.1	Upon the termination of this Agreement and the employment of the Employee for any reason whatsoever the Employee, on request from the Company must deliver up to the Company all correspondence, documents, records, papers, prints, manuals, paper, disks, computer codes, access codes, keys and property of any nature whatsoever belonging to the Company, or to any member of the Novogen Group which may be in the possession or under custody or control of the Employee. Any such request must not be made unreasonably.
22. Inventions, Works and other Intellectual Property
22.1	The Employee assigns to the Company:
(1)	all Inventions;

(2)	the entire copyright in all Works; and

(3)	all other Intellectual Property,
created by the Employee in the course of his employment, or by any use of the Company’s facilities, resources or Intellectual Property.
22.2	The assignment in clause 22.1 does not restrict the Employee’s right to utilise the general expertise and knowledge accumulated by the Employee in the performance of the Services and the Employee is entitled to use routine procedures developed by the Employee in the performance of the Services, provided that the Employee must not exploit any Invention or make any reproduction or substantial reproduction of any Works without the written consent of the Company.

22.3	Where the Employee makes a Design arising out of the Services, the Design will be owned by the Company or the member of the Novogen Group for whom it was made.

22.4	Where the Employee makes any patentable process or article, the Patent will be owned by the Company or the member of the Novogen Group for whom it was made.
23. Future Copyright
23.1	The Employee by this Agreement assigns to the Company the copyright that will subsist in respect of any new Works, and the new Works will form part of the Works under this Agreement and the terms and conditions of this Agreement will apply to those new Works.

23.2	The Employee must immediately provide the Company with copies of any new Works he prints, publishes, makes or procures during the employment.
24. Further Assurances as to Intellectual Property
24.1	The Employee must during and after the employment and at any time thereafter do all acts and things and sign all documents as the Company may reasonably request to secure the ownership of the Company or any member of the Novogen Group in any Inventions, Works, Designs or other Intellectual Property.
25. Severability
25.1	Each word, phrase, sentence, paragraph and clause (“provision”) of this Agreement is severable.

25.2	If a Court determines that any provision of this Agreement is unenforceable, illegal or void then it is severed and the other provisions of this Agreement remain operative unless without the offending provision they are fundamentally different.

26. Waiver
26.1	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

26.2	The exercise of power or right does not preclude either its exercise in the future or the exercise of any other power or right.

26.3	No waiver is effective unless it is in writing.

26.4	The waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
27. Entire Understanding
27.1	This Agreement:
(1) contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and
(2) supersedes and merges any prior agreement or understanding on anything connected with that subject matter.
27.2	Each party has entered into this Agreement without relying on any representation by any other party or any person purporting to represent that party.
28. Variation
28.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.
29. Further Assurance
29.1	Each party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.
30. Dispute Resolution
30.1	Unless a party has complied with clauses 30.2, 30.3 and 30.4, that party may not commence court proceedings relating to any dispute under this Agreement, except where that party seeks urgent interlocutory relief.

30.2	If there is a dispute under this Agreement the parties must negotiate in good faith to resolve the dispute in a spirit of goodwill and compromise.

30.3	If there is a dispute under this Agreement that is not resolved in accordance with clause 30.2, either party may give written notice to the other party stating that it is a notice under this clause and specifying the dispute.

30.4	If the dispute is not settled by agreement within 14 days after the notice referred to in clause 30.3 is given, the parties must appoint a mediator and must seek in good faith to settle the dispute through mediation. If the parties are unable to agree upon a mediator within 14 days after the expiration of the initial 14 days referred to in this clause 30.4, the mediator must be a person nominated by the President of the Law Society of New South Wales or his or her delegate, and either party may request the nomination at any time after the expiration of the second 14 days referred to in this clause.

31. Notices
31.1	A notice or other communication required or permitted to be given by a party to another will be in writing and;
(1)	delivered; or

(2)	sent by postage prepaid to that party’s address set out in this Agreement or as notified to each party at any time.
31.2	A notice or other communication is deemed given and received if:
(1)	delivered, upon delivery; or

(2)	mailed, on the expiration of 2 Business Days (at the place of mailing) after mailing.
32. Governing Law and Jurisdiction
32.1	The law of New South Wales governs this Agreement.

32.2	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and the Federal Court of Australia.

SCHEDULE

Item 1.	Commencement Date

The date of this Agreement as first written on the first page.

Item 2.	Initial Term

Three years.

Item 3.	Notice Period

Six months.

Item 4.	Position
(1)	Operations General Manager

(2)	with responsibilities for:
(a)	logistics, transport and storage;

(b)	production at Wyong;

(c)	facilities and real estate;

(d)	grain, clover, harvesting and storage of clover;

(e)	forecasting of production for Consumer Business and clinical trials material;

(f)	asset control;

(g)	Occupational Health & Safety coordinator; and

(h)	recommendations to Executive Committee on labour, production, logistics, facilities, inventory management, cost and planning controls.

Item 5.	Location

140 Wicks Road, North Ryde, 2113, New South Wales or such other place within the Metropolitan Sydney area as is designated from time to time by the Managing Director.

Item 6.	Accrued Annual Leave

As accrued from 4 March, 1993

Item 7.	Accrued Sick Leave

As accrued from 4 March, 1993

Item 8.	Long Service Leave

As accrued from 4 March, 1993

Item 9.	Remuneration

$213,648 or such other amount as agreed to from time to time.

Item 10.	Restraint Period

5 years

Item 11.	The Managing Director.

EXECUTED as an agreement on the date set out at the commencement of this Agreement.

THE COMMON SEAL OF	)
NOVOGEN LABORATORIES PTY LTD	)
was affixed in accordance with its	)
Articles of Association in the presence of:	)

Director/Secretary	Director

Name of Director/Secretary (BLOCK LETTERS)	Name of Director (BLOCK LETTERS)

Director

Name of Director (BLOCK LETTERS)

SIGNED by:	)
Bryan Mark Palmer	)
in the presence of:	)

Signature of Witness

Name of Witness (BLOCK LETTERS)

Address of Witness